UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 2, 2016 (May 31, 2016)

chatAND, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54587	27-2761655
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

244 5th Avenue, Suite C68, New York, New York 10001

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(917) 818-2280

(REGISTRANT’S TELEPHONE NUMBER)

Not applicable

(FORMER NAME, IF CHANGES SINC LAST REPORT

Check the appropriate box below if the FORM 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Rudman Appointment

On May 31, 2016, chatAND, Inc., a Nevada corporation (the “Company”), appointed Victoria Rudman as the Interim Chief Executive Officer of the Company. Ms. Rudman currently also serves as the Chief Financial Officer of the Company.

Ms. Rudman, 48, has served as the Chief Financial Officer and Corporate Secretary of the Company since May 28, 2015. Ms. Rudman has over 25 years of professional experience in multiple aspects of leadership, operations, accounting, finance, taxation and fiscal management. Ms. Rudman has spent most of her career in Fortune 50 global investment bank and retail brokerage firms as well as small cap public companies and startup ventures. She served as Chairman and CEO of Intelligent Living Inc. from 2011-2014 and currently serves as the CFO of Kalytera Therapeutics, Inc. and TheraKine Ltd., both private companies. Previously, Ms. Rudman held various technology controllership positions at Morgan Stanley and acted as a Vice President at Bear Stearns and Director of Business Planning & Strategy at Visual Networks, where she was the lead project manager for the entire technology business enterprise, including IPO and strategic M&A. Ms. Rudman holds a Bachelor of Business Administration in Public Accounting from Pace University, Lubin School of Business.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Ms. Rudman.

Related Party Transactions

There are no related party transactions with respect to Ms. Rudman reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensatory Arrangements

Ms. Rudman will receive $4,000 per month from the Company for her services as both the Chief Executive Officer and Chief Financial Officer. The Company and Ms. Rudman have not entered into a formal employment agreement as of this filing. In the event such an agreement is entered into, it will be disclosed.

Lebor Resignation

On May 31, 2016 and simultaneous with the appointment discussed above, Michael Lebor submitted his resignation as the Chief Executive Officer of the Company. The resignation was not the result of any disagreements with the Company. A copy of Mr. Lebor’s resignation letter is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

99.1*	Letter of resignation of Mr. Lebor.

*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2016

CHATAND, INC.

/s/ Victoria Rudman
By:	Interim Chief Executive Officer and
Chief Financial Officer